Exhibit 99.1

FOR IMMEDIATE RELEASE

Research Solutions Appoints Barbara J. Cooperman to its Board of Directors

HENDERSON, Nev., February 14, 2022 — Research Solutions, Inc. (NASDAQ: RSSS), a pioneer in providing cloud-based workflow solutions for R&D driven organizations, today announced that Barbara J. Cooperman has joined its Board of Directors.

Ms. Cooperman has more than 20 years’ experience on corporate and non-profit boards. She currently sits on the board of multiple technology-centered companies as well as the Girl Scouts of Greater New York. Prior to her most recent professional roles as Chief Marketing Officer at Kroll, Inc. and The College Board, Ms. Cooperman worked for 12 years at Reed Elsevier, where she served as the Global Chief Marketing Officer for LexisNexis and Elsevier.

"We are pleased to add someone as experienced as Barbara to our Board of Directors,” said Roy W. Olivier, President and Chief Executive Officer. “Her deep knowledge of scientific, medical and technical article publishing from her time at Reed Elsevier combined with her prior marketing roles gives her a unique perspective as we look to expand our product offerings and increase our Platforms deployments. In addition, her work on strategic initiatives and M&A transactions are a strong fit for our board. ”

"Research Solutions is known for its deep understanding and excellence in serving STM researchers,” said Ms. Cooperman. "I am excited to join this board and support the growth of the business as the company continues to innovate and expand on its product and service offerings.”

Ms. Cooperman graduated from Trinity College with a BA in Economics and a concentration in Demography. She received her MBA from Harvard Business School. She is also an NACD Governance Fellow.

About Research Solutions

Research Solutions, Inc. (NASDAQ: RSSS) provides cloud-based technologies to streamline the process of obtaining, managing, and creating intellectual property. Founded in 2006 as Reprints Desk, the company was a pioneer in developing solutions to serve researchers. Today, more than 70 percent of the top pharmaceutical companies, prestigious universities, and emerging businesses rely on Article Galaxy, the company's SaaS research platform, to streamline access to the latest scientific research and data with 24/7 customer support. For more information and details, please visit  www.researchsolutions.com.

Contact

Steven Hooser or John Beisler

Three Part Advisors

shooser@threepa.com

jbeisler@threepa.com

(214) 872-2710

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